Exhibit 99.1
5321 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Third Quarter 2011 Operating Results
Baton Rouge, LA — November 3, 2011 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the third quarter ended September 30, 2011.
Three Months Results
Lamar reported net revenues of $296.7 million for the third quarter of 2011 versus $286.1 million for the third quarter of 2010, a 3.7% increase. Operating income for the third quarter of 2011 was $55.4 million as compared to $46.6 million for the same period in 2010. Lamar recognized $4.0 million in net income for the third quarter of 2011 compared to net income of $0.8 million for the third quarter of 2010.
General and administrative expenses for the third quarter of 2011 were $49.5 million versus $48.6 million for the third quarter of 2010, an increase of $0.9 million. General and administrative expenses for the current period include a charge of $1.2 million related to the settlement of two unrelated claims, both of which were resolved during the period. In addition, corporate overhead for the third quarter of 2011 was $11.3 million, $0.6 million of which represents legal fees associated with these settlements.
Adjusted EBITDA, (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets — see reconciliation to net income (loss) at the end of this release) for the third quarter of 2011 was $132.6 million versus $128.0 million for the third quarter of 2010, a 3.7% increase.
Free cash flow (defined as Adjusted EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the third quarter of 2011 was $66.0 million as compared to $75.2 million for the same period in 2010, a 12.3% decrease. The decrease in free cash flow is a result of the Company’s $16.5 million increase in capitalized expenditures over the comparable period in 2010.
Pro forma net revenue for the third quarter of 2011 increased 3.2% and pro forma Adjusted EBITDA increased 3.3% as compared to the third quarter of 2010. Pro forma net revenue and Adjusted EBITDA include adjustments to the 2010 period for acquisitions and divestitures for the same time frame as actually owned in the 2011 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.
Nine Months Results
Lamar reported net revenues of $845.2 million for the nine months ended September 30, 2011 versus $816.6 million for the same period in 2010, a 3.5% increase. Operating income for the nine months ended September 30, 2011 was $140.5 million as compared to $106.7 million for the same period in 2010. Adjusted EBITDA for the nine months ended September 30, 2011 was $361.3 million versus $349.8 million for the same period in 2010. There was net income of $2.2 million for the nine months ended September 30, 2011 as compared to a net loss of $33.0 million for the same period in 2010.
Free Cash Flow for the nine months ended September 30, 2011 decreased 16.3% to $160.8 million as compared to $192.3 million for the same period in 2010, primarily due to the increase in capital expenditures of $55.5 million over the comparable period in 2010.
Liquidity
As of September 30, 2011, Lamar had $281.9 million in total liquidity that consists of $240.4 million available for borrowing under its revolving senior credit facility and approximately $41.5 million in cash and cash equivalents.

Guidance
For the fourth quarter of 2011 the Company expects net revenue to be approximately $284 million. On a pro forma basis this represents an increase of approximately 2.5%.
Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding guidance for the fourth quarter of 2011. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others; (1) our significant indebtedness; (2) the state of the economy and financial markets generally and the effect of the broader economy on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) the regulation of the outdoor advertising industry; (6) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (7) the market for our Class A common stock and (8) other factors described in our filings with the Securities and Exchange Commission, including the risk factors in item 1A of our 2010 Annual Report on Form 10-K, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measures
Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net income (loss), cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.
Conference Call Information
A conference call will be held to discuss the Company’s operating results on Thursday, November 3, 2011 at 10:00 a.m. central time. Instructions for the conference call and Webcast are provided below:
Conference Call

All Callers: Passcode:	1-334-323-0520 or 1-334-323-9871 Lamar

Replay: Passcode:	1-334-323-7226 22963712
Available through Monday, November 7, 2011 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com
Available through Monday, November 7, 2011 at 11:59 p.m. eastern time

Company Contact:	Keith A. Istre Chief Financial Officer (225) 926-1000 KI@lamar.com
General Information
Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 21 states and the province of Ontario, Canada and over 60 transit advertising franchises in the United States, Canada and Puerto Rico.

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Net revenues	$296,701	$286,138	$845,248		$816,607

Operating expenses (income)
Direct advertising expenses	103,200	99,595	305,809		297,972
General and administrative expenses	49,534	48,551	145,359		138,919
Corporate expenses	11,320	10,024	32,804		29,950
Non-cash compensation	2,660	4,915	7,338		12,715
Depreciation and amortization	75,171	77,617	221,454		234,124
Gain on disposition of assets	(609)	(1,137)	(7,967)		(3,756)

	241,276	239,565	704,797		709,924

Operating income	55,425	46,573	140,451		106,683

Other expense (income)
Loss on extinguishment of debt	451	—	451		17,398
Interest income	(428)	(14)	(511)		(190)
Interest expense	42,530	45,352	129,457		141,322

	42,553	45,338	129,397		158,530

Income (loss) before income tax	12,872	1,235	11,054		(51,847)
Income tax expense (benefit)	8,880	454	8,876		(18,864)

Net income (loss)	3,992	781	2,178		(32,983)
Preferred stock dividends	91	91	273		273

Net income (loss) applicable to common stock	$3,901	$690	$1,905	$	(33,256)

Earnings per share:
Basic income (loss) per share	$0.04	$0.01	$0.02	$	(0.36)

Diluted income (loss) per share	$0.04	$0.01	$0.02	$	(0.36)

Weighted average common shares outstanding:
- basic	92,901,470	92,315,046	92,808,705		92,183,591
- diluted	93,076,619	92,728,863	93,171,700		92,649,166
OTHER DATA
Free Cash Flow Computation:
Adjusted EBITDA	$132,647	$127,968	$361,276		$349,766
Interest, net	(37,423)	(40,801)	(115,126)		(128,553)
Current tax (expense) benefit	(646)	119	(1,849)		(969)
Preferred stock dividends	(91)	(91)	(273)		(273)
Total capital expenditures (1)	(28,529)	(12,024)	(83,182)		(27,712)

Free cash flow	$65,958	$75,171	$160,846		$192,259

(1)	See the capital expenditures detail included below for a breakdown by category.

	September 30,	December 31,
Selected Balance Sheet Data:	2011	2010
Cash and cash equivalents	$41,516	$91,679
Working capital	110,191	155,829
Total assets	3,501,751	3,648,961
Total debt (including current maturities)	2,223,160	2,409,140
Total stockholders’ equity	826,632	818,523

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Other Data:
Cash flows provided by operating activities	$112,266	$97,009	$222,705		$190,179
Cash flows used in investing activities	33,631	11,808	87,992		24,927
Cash flows used in financing activities	55,109	73,794	184,427		239,393

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$112,266	$97,009	$222,705		$190,179
Changes in operating assets and liabilities	(15,858)	(8,145)	26,142		35,422
Total capital expenditures	(28,529)	(12,024)	(83,182)		(27,712)
Preferred stock dividends	(91)	(91)	(273)		(273)
Other	(1,830)	(1,578)	(4,546)		(5,357)

Free cash flow	$65,958	$75,171	$160,846		$192,259

Reconciliation of Adjusted EBITDA to Net income (loss):
Adjusted EBITDA	$132,647	$127,968	$361,276		$349,766
Less:
Non-cash compensation	2,660	4,915	7,338		12,715
Depreciation and amortization	75,171	77,617	221,454		234,124
Gain on disposition of assets	(609)	(1,137)	(7,967)		(3,756)

Operating Income	55,425	46,573	140,451		106,683

Less:
Interest income	(428)	(14)	(511)		(190)
Loss on extinguishment of debt	451	—	451		17,398
Interest expense	42,530	45,352	129,457		141,322
Income tax expense (benefit)	8,880	454	8,876		(18,864)

Net income (loss)	$3,992	$781	$2,178	$	(32,983)

	Three months ended
	September 30,
	2011	2010	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Reported net revenue	$296,701	$286,138	3.7%
Acquisitions and divestitures	—	1,325

Pro forma net revenue	$296,701	$287,463	3.2%

Reported direct advertising and G&A expenses	$152,734	$148,146	3.1%
Acquisitions and divestitures	—	899

Pro forma direct advertising and G&A expenses	$152,734	$149,045	2.5%

Reported outdoor operating income	$143,967	$137,992	4.3%
Acquisitions and divestitures	—	426

Pro forma outdoor operating income	$143,967	$138,418	4.0%

Reported corporate expenses	$11,320	$10,024	12.9%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$11,320	$10,024	12.9%

Reported Adjusted EBITDA	$132,647	$127,968	3.7%
Acquisitions and divestitures	—	426

Pro forma Adjusted EBITDA	$132,647	$128,394	3.3%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and Adjusted EBITDA include adjustments to 2010 for acquisitions and divestitures for the same time frame as actually owned in 2011.

	Three months ended
	September 30,
	2011	2010
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$143,967	$137,992
Less: Corporate expenses	11,320	10,024
Non-cash compensation	2,660	4,915
Depreciation and amortization	75,171	77,617
Plus: Gain on disposition of assets	609	1,137

Operating income	$55,425	$46,573

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Capital expenditure detail by category
Billboards — traditional	$7,609	$2,832	$24,911	$5,341
Billboards — digital	11,983	3,905	32,081	8,575
Logo	2,777	2,119	7,457	6,187
Transit	168	52	640	726
Land and buildings	3,026	142	3,838	721
Operating equipment	2,966	2,974	14,255	6,162

Total capital expenditures	$28,529	$12,024	$83,182	$27,712